Exhibit 23.1

Tel: 858-404-9200 Fax: 858-404-9201 www.bdo.com	3570 Carmel Mountain Road Suite 400 San Diego, CA 92130

Consent of Independent Registered Public Accounting Firm

Apricus Biosciences, Inc.
San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2018, relating to the consolidated financial statements of Apricus Biosciences, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO USA, LLP

San Diego, California
November 16, 2018